Exhibit 99.1

FOR IMMEDIATE RELEASE	Media:	Investor Relations:
April 5, 2021	Gary Chapman	Ivan Marcuse
The Woodlands, TX	(281) 719-4324	(281) 719-4637
NYSE: HUN

Huntsman Announces Resignation of CFO Sean Douglas

THE WOODLANDS, TX – Huntsman Corporation (NYSE: HUN) announced today that Sean Douglas, 56, has notified the Company he intends to resign as Executive Vice President and Chief Financial Officer and accept a full-time calling to The Church of Jesus Christ of Latter-day Saints. The effective date of Mr. Douglas’ resignation will be July 1, 2021.

“On behalf of Huntsman, I want to thank Sean for his very many contributions over the past 30 years,” said Peter Huntsman, Chairman of the Board, President and CEO. “During his long career, Sean has done everything we have ever asked him to do with the highest level of professional competence and ethical clarity. He has played an instrumental role in supporting the execution of the Company’s strategic vision, transforming our balance sheet into an investment grade and transitioning our product portfolio to more downstream, differentiated, and specialty chemical products. He has been a great role model for all our associates and he is my close friend. All of us wish Sean success in this next chapter of his life.”

The Company has initiated a search for a permanent Chief Financial Officer with the credibility, capability, and qualifications to continue effective execution of its financial and business strategies and is evaluating both internal and external candidates at this time. Mr. Huntsman expects to have the new CFO in place before the July 1, 2021 effective date of Sean’s resignation.

About Huntsman:

Huntsman Corporation is a publicly traded global manufacturer and marketer of differentiated and specialty chemicals with 2020 revenues of approximately $6 billion. Our chemical products number in the thousands and are sold worldwide to manufacturers serving a broad and diverse range of consumer and industrial end markets. We operate more than 70 manufacturing, R&D and operations facilities in approximately 30 countries and employ approximately 9,000 associates within our four distinct business divisions. For more information about Huntsman, please visit the company's website at www.huntsman.com.

Social Media:

Twitter: www.twitter.com/Huntsman_Corp
Facebook: www.facebook.com/huntsmancorp
LinkedIn: www.linkedin.com/company/huntsman

Forward-Looking Statements:

Certain information in this release constitutes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These statements are based on management's current beliefs and expectations. The forward-looking statements in this release are subject to uncertainty and changes in circumstances and involve risks and uncertainties that may affect the company's operations, markets, products, services, prices and other factors as discussed under the caption "Risk Factors" in the Huntsman companies' filings with the U.S. Securities and Exchange Commission. Significant risks and uncertainties may relate to, but are not limited to, volatile global economic conditions, cyclical and volatile product markets, disruptions in production at manufacturing facilities, reorganization or restructuring of Huntsman’s operations, including any delay of, or other negative developments affecting the ability to implement cost reductions, timing of proposed transactions, and manufacturing optimization improvements in Huntsman businesses and realize anticipated cost savings, and other financial, economic, competitive, environmental, political, legal, regulatory and technological factors. The company assumes no obligation to provide revisions to any forward-looking statements should circumstances change, except as otherwise required by applicable laws.